Exhibit 2(a)


                            ARTICLES OF INCORPORATION
                                       OF
                   NATIONAL HEALTHCARE FINANCE SERVICES, INC.


                                      * * *


                                    ARTICLE 1
                                      Name

     The name of this corporation is NATIONAL HEALTHCARE FINANCE SERVICES, INC.

                                    ARTICLE 2
                                     Purpose

     The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which business corporations may be organized.

                                    ARTICLE 3
                                  Capital Stock

     The total amount of capital stock which this Corporation shall have the authority to issue shall be 80,000,000 shares of Common Stock of the par value of $.0001 per share and 20,000,000 shares of Preferred Stock of the par value of $.00001 per share.

     The Preferred Stock may be issued from time to time in series. All Preferred Stock shall be of equal rank and identical, except in respect to the particulars that may be fixed by the Board of Directors. The Board of Directors is authorized to fix, in the manner and to the full extent provided and permitted by law, all provisions of the shares of each series of Preferred Stock including those matters set forth below.

     1. The distinctive designation of all series and the number of shares that shall constitute those series;

     2. The annual rate of dividends payable on the shares of all series and the time, conditions and manner of payment.

     3. The redemption price or prices, if any, for the shares of each, any and all series.


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     4.   The  amount  payable  upon  shares  of each  series  in the  event  of voluntary or involuntary liquidation and the relative priority of each series in the event of liquidation.

     5. The rights, if any, of the holders of shares of each series to convert those shares into Common Stock and the terms and conditions of that conversion.

     6.   The voting rights, if any, of the holders of shares of each series.


                                    ARTICLE 4
                        Right to Amend or Repeal Articles

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation or any amendment hereto, in the manner now or hereafter prescribed by statute, and all rights and powers herein conferred on shareholders are granted subject to this reserved power.


                                    ARTICLE 5
                   Indemnification of Directors, Officers and
                        Other Authorized Representatives

     Section 1. Indemnification in Accordance with Bylaws. The Corporation shall indemnify its officers, directors, employees and agents against liabilities, damages, settlements and expenses (including attorneys' fees) incurred in connection with the Corporation's affairs, and shall advance such expenses to any such officers, directors, employees and agents, to the full extent permitted by law.

     Section 2. Effect of Modification. Any repeal or modification of any provision of this Article 5 by the shareholders of the Corporation shall not adversely affect any right to protection of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification.

     Section 3. Liability Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent to another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against liability under the provision of this Article 5.

     Section 4. No Rights of Subrogation. Indemnification hereunder and under the Bylaws shall be a personal right and the Corporation shall have no liability under this Article 5 to any insurer or any person, corporation, partnership, association, trust or other entity (other than the

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heirs,  executors or  administrators  of such person) by reason of  subrogation, assignment or succession by any other means to the claim of any person to indemnification hereunder or under the Corporation's Bylaws.

                                    ARTICLE 6
                  Elections under FS. 607.0901 and FS. 607.0902

     This Corporation  elects not to be governed by Section FS. 607.0901 and FS.
607.0902 of the Florida Business Corporation Act.

                                    ARTICLE 7
              Principal Office, Registered Office, Registered Agent

     The address of the principal office of this Corporation is 11900 Biscayne Blvd., Suite 604, Miami, Florida 33181. The address of the initial registered office of this Corporation is 11900 Biscayne Blvd., Suite 604, Miami, Florida 33181 and the name of the initial registered agent of this Corporation at that address is: Joel Bernstein. The undersigned is familiar with and accepts the duties and obligations as registered agent for this Corporation.

                                    ARTICLE 8
                                  Incorporator

     The name and address of the person signing these Articles is Joel Bernstein, 11900 Biscayne Blvd., Suite 604, Miami, Florida 33181.


     IN WITNESS WHEREOF, the undersigned subscriber has executed these Articles of Incorporation this 3rd day of May, 2001.



                                                   /s/ Joel Bernstein
                                                   -----------------------------
                                                   Joel Bernstein
                                               Incorporator and Registered Agent


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